Exhibit (h)(13)

PIMCO INVESTMENTS LLC

1345 Avenue of the Americas

New York, NY 10105

SELLING AGREEMENT

FOR ADVISOR CLASS SHARES OF

PIMCO EQUITY SERIES VIT

Dear Sirs:

We are the distributor of the Advisor Class Shares of those series of PIMCO Equity Series VIT (the “Trust”) set forth in Appendix A (collectively, the “Funds”). Shares are offered pursuant to the then-current prospectus, including any supplements or amendments thereto and any summary prospectus, of each of the Funds (the “Prospectus”). To the extent that a Prospectus contains provisions that are inconsistent with the terms of this Agreement, the terms of the Prospectus shall be controlling. We have the exclusive right to distribute Shares of the Funds (the “Shares”). As agent for the Funds, we hereby offer to sell Shares of the Funds to you, upon the following terms and conditions:

1. All sales of Shares shall be made in conformity with that certain Participation Agreement, by and among us, the Trust, and                      (Insurance Company), dated as of                      (“Participation Agreement”). To the extent that the Participation Agreement contains provisions that are inconsistent with the terms of this Agreement, the terms of the Participation Agreement shall be controlling, provided, however, that Section 5.1 of the Participation Agreement shall not be construed to prohibit the payment of fees to                      (Insurance Company) (“You”) pursuant to Section 2 hereunder.

2. Certain of the Funds have adopted Distribution Plans (“Plans”) pursuant to which we, on behalf of each such Fund, will pay a fee to You equal, on an annual basis, of 0.25% of the Funds’ average daily net assets attributable to Your variable annuity and variable life insurance contracts (“Fee”) in accordance with the provisions of the Plans. The provisions and terms of these Funds’ Plans are described in their respective Prospectuses, and you hereby agree that we have made no representations to you with respect to the Plans of such Funds in addition to, or conflicting with, the description set forth in their respective Prospectuses.

3. We may prospectively increase or decrease the Fee, in our sole discretion, at any time upon notice to You.

4. In consideration of the Fee, You acknowledge and agree that you shall perform the following services:

a.	provide personal and continuing services to beneficial owners of the Shares;

b.	receive, aggregate and process purchase, exchange and redemption orders of beneficial owners;

c.	answer questions and handle correspondence from beneficial owners about their accounts;

d.	forward shareholder communications to beneficial owners of Shares;

e.	receive, tabulate and transmit proxies executed by beneficial owners of Shares;

f.	advertise and prepare sales literature and other promotional materials, and pay related printing and distribution expenses with respect to the Shares;

g.

pay your employees or agents, or the employees, agents, sales personnel, or “associated persons” of other financial intermediaries who engage in or support the provision of services to investors and/or distribution of the Shares, including salary, commissions, telephone, travel and related overhead expenses;

h.	incur expenses of training sales personnel regarding the Shares;

i.	prepare, print and distribute Fund prospectuses (including summary prospectuses), statements of additional information, supplements thereto, and reports to prospective investors;

j.	organize and conduct sales seminars and meetings designed to promote the sale of the Shares;

k.

pay fees to one or more insurance companies, broker-dealers, banks, Plan sponsors and recordkeepers, and other financial institutions (“Authorized Firms”) in respect of the average daily value of Shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

l.

pay the expenses of obtaining information and providing explanations to variable contract owners and wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Funds, including the performance of the Funds;

m.	pay the expenses of training sales personnel regarding the Shares;

n.	pay the expenses of personal services and/or maintenance of variable contract accounts with respect to Shares attributable to such accounts; and

o.

such other similar activities, including any other activity that is primarily intended to result in the sale of Shares of the Funds, and services as determined by the Board of Trustees of the Trust from time to time.

5. You may, at your expense, subcontract with any entity or person concerning the provision of the Services contemplated hereunder; provided, however, that You shall not be relieved of any of your obligations under this Agreement by the appointment of such subcontractor and provided further, that You shall be responsible, to the extent provided in Article 5 hereof, for all acts of such subcontractor as if such acts were Your own.

6. You will provide such office space and equipment, telephone facilities, and personnel (which may be any part of the space, equipment, and facilities currently used in Your business, or any personnel employed by You) as may be reasonably necessary or beneficial in order to provide such Services.

7. You and your employees will, upon request, be available during normal business hours to consult with us concerning the performance of your responsibilities under this Agreement. Upon our reasonable request, you will provide to us a written report of the amounts expended under this Agreement and a description of the purposes for which the expenditures are made.

8. In addition, You will furnish to the Trust or its designees such information as the Trust or its designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services as described herein), and will otherwise cooperate with us, the Trust and its designees (including, without limitation, any auditors designated by the Trust), in the preparation of reports to the Trust’s Trustees’ concerning this Agreement and the monies paid, reimbursed, payable, or reimbursable pursuant hereto, the Services provided hereunder and related expenses, and any other reports or filings that may be required by law.

9. By written acceptance of this Agreement, You represent, warrant, and agree that, to the extent required by law: (i) You have all necessary qualifications, authorizations and/or registrations relating to Your participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with You performed in connection with the discharge of its responsibilities under this Agreement; (ii) to the extent required by law, You will provide to your customers a schedule of the services You will perform pursuant to this Agreement and a schedule of any fees that You may charge directly to Your customers for services You perform in connection with investments in the Trust on Your customer’s behalf; (iii)

You will disclose to your customers any and all compensation payable to You by your customers in connection with the investment of their assets in the Trust, Your customers will authorize all such compensation, and such compensation shall not result in an excessive fee to You; and (iv) the arrangements provided for in this Agreement, including, the compensation arrangements provided for in this Agreement, will be timely disclosed, to the extent necessary or appropriate, by You to your customers.

10. If You receive, aggregate and/or forward purchase and redemption orders (i) all purchase and redemption orders with respect to Shares of the Trust submitted by You will be received in good order by You prior to the close of trading on that business day, and will be processed by You in compliance with Rule 22c-1 under the Investment Company Act and regulatory interpretations thereof; (ii) You have, and will maintain, policies and procedures reasonably designed to monitor and prevent market timing or excessive trading activity by investors; (iii) You will use your reasonable best efforts to prevent market timing or excessive trading activity that appears to be in contravention of a Fund’s policies and procedures on market timing or excessive trading as disclosed in that Fund’s Prospectus; (iv) You will, upon reasonable request, provide the Trust or its agent with assurances regarding the compliance of its handling of orders with respect to Shares of the Funds with the requirements of Rule 22c-1, regulatory interpretations thereof, and the Funds’ market timing and excessive trading policies; and (v) You will use your best efforts to cooperate with the Trust or its agent to implement policies and procedures to prevent market timing and/or excessive trading in the Funds and enforce the market timing and excessive policies disclosed in the Funds’ Prospectuses.

11. If You act as nominee and hold Trust Shares in nominee name, You will (i) provide, promptly upon request by the Trust or its agents, the Taxpayer Identification Number of all investors that purchased, redeemed, transferred, or exchanged Shares held through an account with You, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges; (ii) execute any instructions from the Trust or its agents to restrict or prohibit further purchases or exchanges of Fund Shares by investors who have been identified by the Trust or its agents as having engaged, directly or indirectly, in transactions that violate policies established as to a Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding securities issued by the Trust; and (iii) either assess any applicable redemption fees adopted as to a Fund, or communicate to the Trust or its agents all information necessary for the Trust or its agents to assess such redemption fees directly against payment of redemption proceeds.

12. Each party to this Agreement hereby agrees to abide by and comply with all applicable anti-money laundering laws and regulations including the Anti-Money Laundering and Abatement Act and relevant provisions of the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to take action to comply with any new or additional anti-money laundering regulations. You certify that You have obtained and verified the requisite information with respect to each investor on whose behalf You are acting with respect to the Funds and, unless otherwise prohibited by applicable law, You agree to notify us promptly whenever, with respect to any such investor, You detect potential indications of any: (i) suspicious activity that would require a broker/dealer or bank (as applicable) to file a suspicious activity report or (ii) Office of Foreign Asset Control matches.

13. You agree to comply with all requirements applicable to You by reason of all applicable laws, including federal and state securities laws, the rules and regulations of the SEC, including, without limitation, all applicable requirements of the 1933 Act, the Securities Exchange Act of 1934, and the Investment Advisers Act of 1940. You further agree to maintain all records required by applicable law or otherwise reasonably requested by the Trust relating to services provided pursuant to the terms of this Agreement.

14. You agree that under no circumstances shall the Trust be liable to You or any other person under this Agreement as a result of any action by the Securities and Exchange Commission affecting the operation or continuation of the Plan.

15. We shall not be liable to You and You shall not be liable to us except for acts or failures to act which constitute lack of good faith or negligence and for obligations expressly assumed by any party hereunder. Nothing contained in this Agreement is intended to operate as a waiver by You or by us of compliance with any applicable law, rule, or regulation.

16. You will indemnify us and hold us harmless from any claims or assertions relating to the lawfulness of our participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons or entities affiliated with you performed in connection with the discharge of its responsibilities under this Agreement. If any such claims are asserted, we shall have the right to manage its own defense, including the selection and engagement of legal counsel of our choosing, and You shall bear all costs of such defense.

17. This Agreement will become effective with respect to each Fund on the date of its acceptance by You. Unless sooner terminated with respect to any Fund, this Agreement will continue with respect to a Fund until terminated in accordance with its terms, provided that the continuance of the relevant Plan is specifically approved at least annually in accordance with the terms of such Plan.

18. This Agreement will automatically terminate with respect to a Fund in the event of its assignment (as such term is defined in the 1940 Act) or upon termination of the Plan. This Agreement may be terminated with respect to a Fund by the Trust, by Us or by You, without penalty, upon sixty days’ prior written notice to the other parties and (unless terminated by the Trust) to the Trust. This Agreement may also be terminated with respect to a Fund at any time without penalty by the vote of a majority of the Independent Trustees (as defined in the Plan) or a majority of the outstanding Shares of a Fund on sixty days’ written notice.

19. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties. In this regard, this Agreement may be amended by us (but not by You) at any time by mailing a copy of a written amendment to You at the address shown below. In the absence of written objection to such amendment, continued performance by You under this Agreement shall constitute your consent to such written amendment.

20. All notices and other communications to any party or the Trust will be duly given if mailed, telegraphed or telecopied to the appropriate address set forth below, or at such other address as any party or the Trust may provide in writing to the other parties and the Trust.

If to the Trust:	PIMCO Equity Series VIT
840 Newport Center Drive
Newport Beach, CA 92660

If to the Company:

If to Underwriter:	PIMCO Investments LLC
1345 Avenue of the Americas
New York, NY 10105

21. This Agreement supersedes any other agreement between us and You relating to the services described herein in connection with a Fund’s Shares and relating to any other matters discussed herein. All covenants, agreements, representations, and warranties made herein shall be deemed to have been material and relied on by each party and the Trust, notwithstanding any investigation made by any party or on behalf of any party, and shall survive the execution and delivery of this Agreement. The invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of any other term or provision hereof. The headings in this Agreement are for convenience of reference only and shall not alter or otherwise affect the meaning hereof. This Agreement may be executed in any number of counterparts which together shall constitute one instrument and shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of Delaware and shall bind and inure to the benefit of the parties hereto and the Trust and their respective successors.

[The remainder of this page is left intentionally blank. The signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below.

PIMCO INVESTMENTS LLC

By:
Title:

The foregoing Agreement is hereby accepted:

(Insurance Company Name)

By:
Title:

Date:

SCHEDULE A

TO THE SELLING AGREEMENT

[DATE]

The following Advisor Class Portfolios of the Fund include any currently offered Portfolio (listed below) as well as any Portfolio of the Fund hereinafter created.

PIMCO Equity Series VIT – each series of the Trust offering Advisor Class shares